Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Reports Seventh Consecutive Year of Record Financial Results; Fourth Quarter of 2008 Revenue and Earnings Highest Ever

Saint Paul, Minn., February 25, 2009-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today our seventh consecutive year of record financial results including the best quarterly results ever in the Company’s history.

Net income for fiscal year 2008 was $5.0 million ($1.24 per diluted share) compared to $872,000 ($0.22 per diluted share) for fiscal 2007. Net income for our fourth quarter, which ended December 31, 2008, was $1.5 million ($0.39 per diluted share) compared to a loss of $1.7 million ($0.44 per diluted share) for the same period in 2007. We recognized an in-process research and development charge of $4.5 million ($3.0 million net of tax) in the fourth quarter of 2007.

Revenue for fiscal year 2008 was $26.5 million compared to $15.1 million for fiscal 2007, while revenue for fourth quarter of 2008 was $7.8 million compared to $5.2 million for the same period a year ago. Revenue from royalties increased 24% to $13.3 million in fiscal year 2008 from $10.8 million in 2007 and 7% to $3.3 million in the fourth quarter of 2008 from $3.1 million in the same period of 2007, reflecting the continued success of our Autoscope® North American distribution partner, Econolite Control Products, Inc. (ECPI). North American sales, which are sales of RTMS® in North America, were $5.7 million for fiscal year 2008 and $1.2 million in the fourth quarter of 2008. International sales, which include both Autoscope and RTMS sales outside of North America, were $7.5 million for fiscal year 2008, an 83% increase over $4.1 million in the same period of 2007 and were $3.2 million in the fourth quarter of 2008, a 76% increase over $1.8 million in the same period in 2007. Sales of RTMS world-wide for the fourth quarter were $2.4 million. We acquired the RTMS family of products in December 2007.

On a non-GAAP basis, excluding intangible asset amortization, in process research and development and withdrawn offering expenses, each net of tax, net income was $5.6 million ($1.40 per diluted share) and operating income was $8.1 million for fiscal year 2008 as compared to net income of $3.9 million ($1.00 per diluted share) and operating income of $4.7 million for fiscal year 2007. On a non-GAAP basis for the 2008 fourth quarter, net income was $1.7 million ($0.42 per diluted share) and operating income was $2.4 million as compared to 2007 net income of $1.3 million ($0.34 per diluted share) and operating income of $1.6 million.

Based on the 2008 results for RTMS, the sellers of the RTMS business, also known as the EIS assets, are entitled to receive a $1.2 million earnout payment. This liability has been recorded on our balance sheet as of December 31, 2008 with an offsetting entry to increase goodwill.

Ken Aubrey, CEO, said, “Our fourth quarter and year were strong in the face of deteriorating economic conditions. All of our regions finished above internal targets although our North American RTMS business underperformed. We believe the domestic RTMS results are showing signs of funding problems at the state government level as a number of projects are being deferred. This trend is likely to manifest itself in our domestic Autoscope business and the royalties earned to date and projections for our first fiscal quarter of 2009 are below 2008 levels. Some royalties anticipated to be recognized early in 2009 were instead earned in 2008 which in turn may dampen 2009 revenue. Discussions with our North American channel partners indicate the current environment is tougher than 2008. We have high hopes for the infrastructure elements of the Federal stimulus package although we would not expect to see any benefit from it in the first half of the year. Internationally, the outlook currently appears less difficult.”

Mr. Aubrey added, “We anticipate expense levels for 2009 will remain at fourth quarter 2008 levels as we focus on continued product initiatives, including video/radar hybrid solutions, tailored international offerings and market expansion activities in Eastern Europe and Asia. In addition, we are placing emphasis on activities to reduce our manufacturing costs from which we expect to see a benefit towards the end of the year.”

Auction Rate Security Update

As was announced in January 2009, we have recovered our entire principal invested in auction rate securities (ARS). Because of the mechanics of the settlement, we have valued the ARS and related settlement rights at December 31, 2008 at a combined value equal to par and have classified it as a current asset. The previously recognized valuation impairment and its related components were reversed in the fourth quarter of 2008.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase and excludes the costs incurred in conjunction with our withdrawn follow-on offering that were expensed in the quarter ended September 30, 2008. Additionally, we have excluded the impact of EIS accounting, most notably the in-process research and development expense, in our 2007 non-GAAP presentation. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 90,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and Form 10-Q filed periodically in 2008.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue
Royalties	$3,314	$3,111	$13,321	$10,747
North American sales	1,221	269	5,689	269
International sales	3,234	1,835	7,455	4,067
	7,769	5,215	26,465	15,083
Cost of revenue
Cost of sales	1,444	1,036	4,912	1,987
Gross profit	6,325	4,179	21,553	13,096
Operating expenses
Selling, marketing and product support	1,992	1,153	6,680	3,463
General and administrative	1,186	821	4,069	2,653
Research and development	741	618	2,908	2,299
In-process research and development	—	4,500	—	4,500
Amortization of intangible assets	192	51	768	51
	4,111	7,143	14,425	12,966
Income (loss) from operations	2,214	(2,964)	7,128	130
Other income (expense), net	(15)	114	43	543
Income (loss) before income taxes	2,199	(2,850)	7,171	673
Income tax expense (benefit)	668	(1,167)	2,207	(199)
Net income (loss)	$1,531	$(1,683)	$4,964	$872

Net income (loss) per common share
Basic	$0.39	$(0.44)	$1.26	$0.23
Diluted	$0.39	$(0.44)	$1.24	$0.22

Weighted average shares outstanding
Basic	3,974	3,822	3,943	3,789
Diluted	3,974	3,822	4,001	3,881

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

Reconciliation of GAAP to non-GAAP basis

(in thousands, except per share information)

(unaudited)

	GAAP basis	adjustments		Non-GAAP basis
Year ended December 31, 2008
Revenue	$26,465	$—		$26,465
Cost of revenue	4,912	—		4,912
Gross profit	21,553	—		21,553
Operating expenses	14,425	(989)	(1,2)	13,436
Income from operations	7,128	989		8,117
Other income, net	43	—		43
Income before income taxes	7,171	989		8,160
Income taxes	2,207	336	(3)	2,543
Net income	$4,964	$653		$5,617

Basic net income per share	$1.26			$1.42
Diluted net income per share	$1.24			$1.40

Weighted shares – basic	3,943			3,943
Weighted shares – diluted	4,001			4,001

	GAAP basis	adjustments		Non-GAAP basis
Quarter ended December 31, 2008
Revenue	$7,769	$—		$7,769
Cost of revenue	1,444	—		1,444
Gross profit	6,325	—		6,325
Operating expenses	4,111	(192)	(1)	3,919
Income from operations	2,214	192		2,406
Other income (expense), net	(15)	—		(15)
Income before income taxes	2,199	192		2,391
Income taxes	668	65	(3)	733
Net income	$1,531	$127		$1,658

Basic net income per share	$0.39			$0.42
Diluted net income per share	$0.39			$0.42

Weighted shares – basic	3,974			3,974
Weighted shares – diluted	3,974			3,974

Notes to adjustments -

(1)	Intangible asset amortization for the period of $192 and $768, respectively
(2)	Withdrawn offering cost expense of $221
(3)	Income tax expense impact of (1) and (2) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

Reconciliation of GAAP to comparative non-GAAP basis

(in thousands, except per share information)

(unaudited)

	GAAP basis	adjustments		Non-GAAP basis
Year ended December 31, 2007
Revenue	$15,083	$(269)	(4)	$14,814
Cost of revenue	1,987	(60)	(4)	1,927
Gross profit	13,096	(209)		12,887
Operating expenses	12,966	(4,768)	(5)	8,198
Income from operations	130	4,559		4,689
Other income, net	543	—		543
Income before income taxes	673	4,559		5,232
Income taxes (benefit)	(199)	1,550	(6)	1,351
Net income	$872	$3,009		$3,881

Basic net income per share	$0.23			$1.02
Diluted net income per share	$0.22			$1.00

Weighted shares – basic	3,789			3,789
Weighted shares – diluted	3,881			3,881

Quarter ended December 31, 2007
Revenue	$5,215	$(269)	(4)	$4,946
Cost of revenue	1,036	(60)	(4)	976
Gross profit	4,179	(209)		3,970
Operating expenses	7,143	(4,768)	(5)	2,375
Income (loss) from operations	(2,964)	4,559		1,595
Other income	114	—		114
Income (loss) before income taxes	(2,850)	4,559		1,709
Income taxes (benefit)	(1,167)	1,550	(6)	383
Net income (loss)	$(1,683)	$3,009		$1,326

Basic net income (loss) per share	$(0.44)			$0.34
Diluted net income per share	$(0.44)			$0.34

Weighted shares – basic	3,822			3,822
Weighted shares – diluted	3,822			3,914

Notes to adjustments

(4)	Revenue and cost of revenue from RTMS sales from December 7, 2007 to year-end
(5)	Operating expenses of RTMS from December 7, 2007 to year-end of $217 and in-process research and development and amortization expense of $4,551 related to EIS asset purchase
(6)	Income tax expense impact of (1) and (2) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$10,289	$10,876
Investments (restricted)	4,000	—
Receivables, net	6,620	4,997
Inventories	1,608	1,579
Prepaid expenses and deferred taxes	752	370
	23,269	17,822
Property and equipment, net	628	700
Deferred income taxes	1,575	1,676
Goodwill and intangible assets, net	10,536	10,140
	$36,008	$30,338
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,135	$2,029
Bank debt, current	1,000	5,000
EIS earnout payable	1,164	—
Income taxes payable	529	—
	4,828	7,029
Bank debt, long-term	2,750	—
Income taxes payable	—	84
Shareholders’ equity	28,430	23,225
	$36,008	$30,338

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2008	2007
Operating activities
Net income	$4,964	$872
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	1,124	4,777
Stock option expense	339	194
Changes in operating assets and liabilities	(1,652)	(4,217)
Net cash provided by operating activities	4,775	1,626

Investing activities
Purchase of property and equipment, net of disposals	(285)	(104)
Purchase of EIS assets	—	(11,406)
Sale (purchase) of investments, net	(4,000)	4,100
Net cash used in investing activities	(4,285)	(7,410)

Financing activities
Proceeds from (repayment of) bank debt	(1,250)	5,000
Proceeds from exercise of stock options	173	34
Net cash provided by (used in) financing activities	(1,077)	5,034

Decrease in cash and cash equivalents	(587)	(750)
Cash and cash equivalents, beginning of period	10,876	11,626
Cash and cash equivalents, end of period	$10,289	$10,876

###